EXHIBIT 15.1

Appendix—Transition to International Financial Reporting Standards (IFRS)

Following the coming into force of European Regulation No. 1606 dated July 2002, starting from January 1, 2005, the Fiat Group adopted International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board. This Appendix provides:

•	a description of the accounting principles adopted by the Group starting from January 1, 2005;

•	reconciliations between profit or loss and equity under previous GAAP (Italian GAAP) to profit or loss and equity under IFRS for the prior periods shown as comparatives, as required by IFRS 1—First-time Adoption of IFRS, together with related explanatory notes.

This information has been prepared as part of the Group conversion to IFRS and in connection with preparation of its 2005 consolidated financial statement in accordance with IFRS, as adopted by the European Union; it does not include all of the statements, comparative information and disclosures which would be necessary for a full presentation of the financial position and results of operations of the Fiat Group as of December 31, 2004 in conformity with IFRS.

SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

Fiat S.p.A. is a corporation organized under the laws of the Republic of Italy. Fiat S.p.A. and its subsidiaries (the “Group”) operate in more than 190 countries. It is engaged principally in the manufacture and sale of automobiles, agricultural and construction equipment and commercial vehicles. It also manufacture other products and systems, principally automotive-related components, metallurgical products and production systems. In addition, it is involved in some other sectors, including publishing and communications and service operations, which represent a marginal portion of its activities. The head office of the Group is located in Turin, Italy.

The Fiat Group consolidated financial statements are presented in euro because that is the currency of the primary economic environment in which the Group operates. Foreign operations are included in accordance with the policies set out in the note Basis of Consolidation—Consolidation of Foreign Entities.

The 2005 consolidated financial statements are being prepared in accordance with IFRS issued by the International Accounting Standards Board endorsed by the European Union. The designation “IFRS” also includes all valid International Accounting Standards (“IAS”), as well as all interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), formerly the Standing Interpretations Committee (“SIC”).

Basis of consolidation

Subsidiaries

Subsidiaries are enterprises controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The equity and net profit attributable to minority shareholders’ interests are shown separately in the consolidated balance sheet and income statement, respectively.

Subsidiaries either dormant or generating a negligible volume of business are not included in the consolidated financial statements. Their influence on the Group’s assets, liabilities, financial position and earnings is immaterial.

Associates

Associates are enterprises over which the Group has significant influence, but no control or joint control, over the financial and operating policies. The consolidated financial statements include the Group’s share of the earnings of associates on

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EXHIBIT 15.1

an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses of an associate, if any, exceeds the carrying amount of the associate on the Group’s balance sheets, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred obligations in respect of the associate.

Jointly controlled entities

Jointly controlled entities are enterprises over whose activities the Group has joint control, established by contractual agreement. The consolidated financial statements include the Group’s share of the earnings of joint controlled entities on an equity accounted basis, from the date that joint control commences until the date that joint control ceases.

Investments in other companies

Investments in other companies (normally below 20% shareholding levels) are stated at cost less any provision for impairment. Dividends received from these investments are included in Income (Loss) from investments.

Transactions eliminated on consolidation

All significant intra-group balances and transactions, and any unrealized gains and losses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains and losses arising from transactions with associates and jointly controlled entities are eliminated to the extent of the Group’s interest in those entities.

Foreign currency transactions

Transactions in foreign currencies are recorded at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign exchange rate prevailing at that date. Exchange differences arising on the settlement of monetary items or on reporting monetary items at rates different from those at which they were initially recorded during the period or in previous financial statements, are recognized in the income statement.

Consolidation of foreign entities

All assets and liabilities of foreign companies that are consolidated are translated using the exchange rates in effect at the balance sheet date (the current method). Income and expenses are translated at the average exchange rate for the year. Translation differences resulting from the application of this method are classified as equity until the disposal of the investment. Average rates of exchange have been used to translate the cash flows of foreign subsidiaries in preparing the consolidated statement of cash flows.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are recorded in the relevant foreign currency and are translated using the period end exchange rate.

In the context of IFRS First-time adoption, the cumulative translation differences arising from the consolidation of foreign operations was set at nil as at January 1, 2004, as allowed by IFRS 1; gains or losses on subsequent disposal of any foreign operation shall only include accumulated translation differences arising after January 1, 2004.

Intangible assets

Goodwill

In the case of acquisitions of businesses, the acquired identifiable assets, liabilities and contingent liabilities are recorded at fair value at the date of acquisition. The positive difference between the cost of the business combination and the Group’s interest in the fair value of those assets and liabilities is classified as goodwill and recorded in the balance sheet

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EXHIBIT 15.1

as an intangible asset. If this difference is negative (negative goodwill), it is recognized in the income statement at the time of acquisition.

Goodwill is not amortized, but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, in accordance with IAS 36—Impairment of Assets. After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

On disposal of part of or the whole of a business which was previously acquired and which gave rise to the recording of acquisition goodwill, the residual amount of the related goodwill is included in the determination of the gain or loss on disposal.

In the context of IFRS First-time adoption, the Group elected not to apply IFRS 3 Business Combinations retrospectively to the business combinations that occurred before January 1, 2004; as a consequence, goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous Italian GAAP amounts, subject to being tested for impairment at that date.

Development costs

Development costs for vehicle and engine projects are recognized as an asset only if all the following conditions are met: the development costs can be measured reliably and the technical feasibility of the product, volumes and pricing support the view that the development expenditure will generate future economic benefits. Capitalized development costs comprise only expenditures that can be attributed directly to the development process.

Capitalized development costs are amortized on a systematic basis from the start of production over the estimated product life, which is generally four/five years for cars, eight years for trucks and buses, five for agriculture and construction equipment and eight/ten years for mechanical parts (engines) and three/five years for components.

All other development costs are expensed as incurred.

Other intangible assets

Other purchased and internally-generated intangible assets are recognized as assets in accordance with IAS 38—Intangible assets, where it is probable that the use of the asset will generate future economic benefits and where the costs of the asset can be determined reliably.

Such assets are measured at purchase and manufacturing cost and amortized on a straight-line basis over their estimated useful lives, if these assets have finite useful lives. Intangible assets with indefinite useful lives are not amortized, but tested for impairment annually or more frequently, whenever there is an indication that the asset may be impaired.

Other intangible assets acquired as part of an acquisition of a business are capitalized separately from goodwill if their fair value can be measured reliably.

Property, Plant and Equipment

Cost

Property, plant and equipment are stated at acquisition or production cost and are not revalued. For qualifying assets, cost also includes borrowing costs that are directly attributable to the acquisition, construction or production of the asset.

Subsequent expenditures are capitalized only if they increase the future economic benefits embodied in the related item of property, plant and equipment. All other expenditures are expensed as incurred.

Leased assets include vehicles leased to retail customers by the Group’s leasing companies under operating lease agreements. Property, Plant and Equipment also include vehicles sold with a buyback commitment, which are recognized according to the method described in note “Revenue recognition”, when the term of the buy-back commitment falls beyond 12 months from the initial sale.

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EXHIBIT 15.1

Assets held under finance leases, which provide the Group with substantially all the risks and rewards of ownership, are recognized as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a financial debt. The assets are depreciated by the method and at the rates indicated below.

Leases where the lessor retains substantially all the risks and rewards of ownership of the assets are classified as operating leases. Operating lease expenditures are expensed on a straight-line basis over the lease terms.

Depreciation

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, as follows:

	Depreciation rates

Buildings	3%	—	9%

Plant and machinery	8%	—	21%

Industrial and commercial equipment	16%	—	28%

Other assets	11%	—	25%

Land is not depreciated.

Impairment of assets

The Group reviews, at least annually, recoverability of the carrying amount of intangible assets (including capitalized development costs) and property, plant and equipment, in order to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The recoverable amount of an asset is the higher of fair value less disposal costs and its value in use. In assessing its value in use, the pre-tax estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognized when the recoverable amount is lower than the carrying amount. Where an impairment loss on assets other than goodwill subsequently reverses, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but not in excess of the carrying amount that would have been recorded had no impairment loss been recognized. A reversal of an impairment loss is recognized as income immediately.

Investment property

Real estate and buildings held in order to obtain rental income (Investment property) are carried at cost less accumulated depreciation and impairment losses.

Financial Instruments

Investments and other non current financial assets comprise investments in non-consolidated companies and other non-current financial assets (held to maturity investments, non current loans and receivables and other non current available-for-sale financial assets).

Current financial instruments include trade receivables, receivables from financing activities (retail financing, dealer financing, lease financing and other current loans to third parties), current securities, other current financial assets, including derivative instruments, as well as cash and cash equivalents.

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EXHIBIT 15.1

In particular, Cash and cash equivalents include cash at bank, units in liquidity funds and other money market securities that are readily convertible into cash and are subject to an insignificant risk of changes in value. Current securities include short-term or marketable securities which represent temporary investments of available funds and do not satisfy the requirements for being classified as cash equivalents; current securities include both available-for-sale and held for trading securities.

Financial liabilities comprise financial debt, including asset backed financing, as well as other financing liabilities, including derivative instruments and trade payables.

Investments in non-consolidated companies are accounted for in accordance with IAS 28—Investments in Associates and IAS 31—Interest in Joint Venture, as described in the preceding paragraph “Basis of consolidation”; investments in other companies are stated at cost less any provision for impairment. Other non current financial assets, as well as current financial instruments and financial liabilities, are accounted for in accordance with IAS 39.

Current financial assets and held to maturity investments are recognized on the basis of the settlement date and, on initial recognition, are measured at acquisition cost, including transaction costs.

Subsequent to initial recognition, available-for sale and held-for-trading financial assets are measured at fair value. When market prices are not available, the fair value of available-for-sale financial assets is measured using appropriate valuation techniques e.g. discounted cash flow analysis based on market information available at the balance sheet date.

Gains and losses on available-for-sale financial assets are recognized directly in equity until the financial asset is disposed of or is determined to be impaired, at which time the cumulative gain or loss, including that previously recognized in equity, is included in the income statement for the period. Gains and losses arising from changes in fair value of held for trading financial instruments are included in profit or loss for the period.

Loans and receivables which are not held by the Group for trading (originated loans and receivables), held-to-maturity investments and all financial assets for which published price quotations in an active market are not available and whose fair value cannot be determined reliably, are measured, to the extent that they have a fixed term, at amortized cost, using the effective interest method. When the financial assets do not have a fixed term, they are measured at acquisition cost. Receivables with maturities of over one year which bear no interest or an interest rate significantly lower than market rates, are discounted using market rates.

Assessments are made regularly as to whether there is any objective evidence that a financial asset or group of assets may be impaired. If any such evidence exists, an impairment loss is included in the income statement for the period.

Except for derivative instruments, financial liabilities are measured at amortized cost using the effective interest method. Financial liabilities hedged by derivative instruments are measured at fair value in accordance with hedge accounting principles applicable to fair value hedges: gains and losses arising from remeasurement at fair value, due to changes in relevant hedged risk, are recognized in profit or loss and are offset by the effective portion of the loss or gain arising from remeasurement at fair value of the hedging instrument.

Derivative financial instruments

Derivative financial instruments are only used for hedging purposes, in order to reduce currency, interest rate and market price risks. In accordance with IAS 39, derivative financial instruments qualify for hedge accounting only when at the inception of the hedge there is formal designation and documentation of the hedging relationship, the hedge is expected to be highly effective, its effectiveness can be reliably measured and it is highly effective throughout the financial reporting periods for which the hedge is designated.

All derivative financial instruments are measured in accordance with IAS 39 at fair value.

When derivative financial instruments qualify for hedge accounting, the following accounting treatment applies:

•	Fair value hedge—Where a derivative financial instrument is designated as a hedge of the exposure to changes in fair value of a recognized asset or liability that is attributable to a particular risk and could affect profit or loss, the gain or loss from remeasuring the hedging instrument at fair value is recognized in the income statement. The gain or loss on the hedged item attributable to the hedged risk adjusts the carrying amount of the hedged item and is recognized in the income statement.

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EXHIBIT 15.1

•	Cash flow hedge—Where a derivative financial instrument is designated as a hedge of the exposure to variability in cash flows of a recognized asset or liability or a highly probable forecasted transaction and could affect profit or loss, the effective portion of any gain or loss on the derivative financial instrument is recognized directly in equity. The cumulative gain or loss is removed from equity and recognized in the profit and loss account at the same time in which the hedged transaction affects profit or loss. The gain or loss associated with a hedge or part of a hedge that has become ineffective is recognized in the profit and loss account immediately. When a hedging instrument or hedge relationship is terminated but the hedged transaction is still expected to occur, the cumulative gain or loss realized to the point of termination remains in shareholders’ equity and is recognized at the same time as the related transaction occurs. If the hedged transaction is no longer probable, the cumulative unrealized gain or loss held in shareholders’ equity is recognized in the profit and loss account immediately.

If hedge accounting cannot be applied, the gains or losses from the fair value measurement of derivative financial instruments are recognized immediately in the income statement.

Sales of receivables

The Fiat Group sells a significant part of its finance, trade and tax receivables through either securitization programs or factoring transactions.

A securitization transaction entails the sale without recourse of a portfolio of receivables to a securitization vehicle. This special purpose entity finances the purchase of the receivables by issuing asset-backed securities (i.e. securities whose repayment and interest flow depend upon the cash flow generated by the portfolio). Asset-backed securities are divided into classes according to their degree of seniority and rating: the most senior classes are placed with investors on the market; the junior class, whose repayment is subordinated to the senior classes, is normally subscribed for by the seller. The residual interest in the receivables retained by the seller is therefore limited to the junior securities it has subscribed for. In accordance with SIC 12 Special Purpose Entities (SPE) all securitization vehicles are included in the scope of consolidation, because the subscription of the junior asset-backed securities by the seller entails its control in substance over the SPE.

Furthermore, factoring transactions may be with or without recourse on the seller; certain factoring agreements without recourse include deferred purchase price clauses (i.e. the payment of a minority portion of the purchase price is conditional upon the full collection of the receivables), require a first loss guarantee of the seller up to a limited amount or imply a continuing significant exposure to the receivables cash flow. These kind of transactions do not meet IAS 39 requirements for assets derecognition, since risks and rewards have not been substantially transferred.

Consequently, all receivables sold through both securitization and factoring transactions which do not meet IAS 39 derecognition requirements are reflected in the Group financial statements, although they have been legally sold; a corresponding financial liability is recorded in the consolidated balance sheet as “Asset backed financing”. Gains and losses relating to the sale of such assets are not recognized until the assets are removed from the Group balance sheet.

Inventory

Inventories of raw materials, semifinished products and finished goods are valued at the lower of cost or market, cost being determined on a First In-First-Out (FIFO) basis. The valuation of inventories includes the direct costs of materials, labor and indirect costs (variable and fixed). Provision is made for obsolete and slow-moving raw materials, finished goods, spare parts and other supplies based on their expected future use and realizable value.

Work in progress is valued based on the stage of completion and is reported net of progress-billings made to customers. Eventual losses on such contracts are fully recorded when they become known.

Assets held for sale

Assets held for sale include non-current assets (or assets included in disposal groups) whose carrying amount will be recovered principally through a sale transaction rather than through continuing use. Assets held for sale are measured at the lower of their carrying amount and fair value less disposal costs.

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EXHIBIT 15.1

Employee benefits

Pension plans

The Group maintains several defined benefit and defined contribution pension plans in accordance with local conditions and practices in the countries in which it operates. Defined benefit pension plans are based on employees’ years of service and remuneration earned by the employee during a pre-determined period.

The Group’s obligation to fund defined benefit pension plans and the annual cost recognized in the income statement is determined by independent actuaries using the projected unit credit method. The portion of net cumulative actuarial gains and losses which exceeds the greater of 10% of the present value of the defined benefit obligation and 10% of the fair value of plan assets at the end of the previous year is amortized over the average remaining service lives of the employees (“corridor approach”). In the context of IFRS first-time adoption, the Group has elected to recognize all cumulative actuarial gains and losses that existed at January 1, 2004, even if it has decided to use the corridor approach for later actuarial gains and losses. Past service costs are recognized over the average period remaining until the benefits become vested. The expense related to the reversal of discounting on pension obligations for all defined benefit plans without plan assets are reported separately as part of the Group’s financial expense. All other costs relating to allocations to pension provisions are allocated to costs by function in the income statement.

The retirement benefit obligation recognized in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognized actuarial gains and losses and unrecognized past service cost, and as reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to unrecognized actuarial losses and past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

Payments to defined contribution plans are recognized as an expense in the income statement as incurred.

Post employment plans other than pensions

The Group operates some post employment defined benefit schemes, mainly healthcare plans. The method of accounting and the frequency of valuations are similar to those used for defined benefit pension plans.

The reserve for employee severance indemnities of Italian companies is considered a defined benefit plan and is accounted for accordingly.

Equity compensation plans

The Group provides additional benefits to certain members of senior management and employees through equity compensation plans (stock options). In accordance with IFRS 2—Share-based Payment, the full amount of the fair value of stock options on the date of grant is expensed. Changes in fair value after the grant date have no impact on the initial measurement. The compensation expense corresponding to the options’ fair value is recognized in payroll costs on a straight-line basis over the period from the grant date to the vesting date, with the offsetting credit recognized directly in equity.

The Group has applied the transitional provisions stated by IFRS 2 and therefore has applied this standard to all stock options granted after November 7, 2002 and not yet vested at the effective date of IFRS 2 (January 1, 2005).

Provisions

The Group records provisions when it has an obligation, legal or constructive, to a third party, when it is probable that an outflow of Group resources will be required to satisfy the obligation and a reliable estimate of the amount can be made.

Changes in estimates are reflected in the income statement in the period in which the change occurs.

Treasury shares

Treasury shares are reported as a deduction to shareholders’ equity. The original cost of treasury shares and the proceeds of any subsequent sale are recorded as movements in shareholders’ equity.

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EXHIBIT 15.1

Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenues are stated net of discounts, allowances, settlement discount and rebates.

In particular, revenues from the sale of products are recognized when the risks and rewards of ownership of the goods are transferred to the customer, the sales price is agreed or determinable and receipt of payment can be assumed: this corresponds generally to the date when the vehicles are made available to non-group dealers or the delivery date, in the case of direct sales. New vehicle sales with a buyback commitment are not recognized at the time of delivery but accounted for as operating leases when it is probable that the vehicle will be bought back. More specifically, the vehicles sold with a buy-back commitment expiring within 12 months are treated as assets in inventory; when the term falls beyond 12 months from the initial sale, they are treated as fixed assets in Property, Plant and Equipment. The difference between the carrying value (corresponding to the manufacturing cost) and the estimated resale value (net of refurbishing costs) at the end of the buy-back period, is depreciated on a straight-line basis over the same period. The initial sale price received is recorded as an advance payment (liability). The difference between the initial sale price and the buy-back price is recognized as rental revenue on a straight-line basis over the duration of the operating lease.

Revenues from services are recorded when services are rendered. In the case of construction contracts, revenues are recognized by reference to the stage of completion (stage of completion method).

Revenues also include lease rentals and interest income from financial services.

Cost of sales

Cost of sales comprises the cost of manufacturing products and the acquisition cost of purchased merchandise which have been sold. It includes all directly attributable material and production costs and all production overheads. These include depreciation of property, plant and equipment and amortization of intangible assets relating to production and write-downs on inventories. Cost of sales also includes freight and insurance costs relating to deliveries to dealers and agency fees in the case of direct sales, as well as costs for sales incentive programs, accrued on the basis of historical costs, determined country by country, and charged against profit for the period in which the corresponding sales are recognized. The Group’s incentive programs include the granting of retail financing at significant discount to market interest rates. The corresponding cost is recognized at the time of the initial sale.

Cost of sales also include provisions recorded to cover the estimated cost of product warranties at the time of sale to dealer networks or to the end-customer. Revenues from the sale of extended warranties and maintenance contracts are recognized over the period during which the service is to be provided.

Expenses which are directly attributable to the financial services businesses, including the interest expense related to the financing of financial services businesses as a whole and charges for risk provisions and write-downs, are reported in cost of sales.

Research and development costs

This item includes research costs, development costs not eligible for capitalization, as well as amortization of development costs capitalized in accordance with IAS 38 (see note Intangible Assets—Development Costs).

Borrowing costs

Borrowing costs are recognized in the income statement in the period in which they are incurred, with the exception of borrowing costs capitalized for qualifying assets (see note Property, plant and equipment).

Taxes

Income taxes include all taxes based upon the taxable profits of the Group. Taxes on income are recognized in the income statement except to the extent that they relate to items directly charged or credited to equity, in which case the related

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EXHIBIT 15.1

income tax effect is recognized in equity. Provisions for income taxes that could arise on the remittance of a subsidiary is retained earnings are only made where there is a current intention to remit such earnings. Other taxes not based on income, such as property taxes and capital taxes, are included within operating expenses. Deferred taxes are provided using the full liability method. They are calculated on all temporary differences that arise between the tax base of an asset or liability and the carrying values in the consolidated financial statements except for non tax-deductible goodwill and for those differences related to investments in subsidiaries where their reversal will not take place in the foreseeable future. Deferred income tax assets relating to the carry-forward of unused tax losses and tax credits are recognized to the extent that it is probable that future profits be available against which they can be utilized. Current and deferred income tax assets and liabilities are offset when the income taxes levied by the same taxing authority and where there is a legally enforceable right of offset. Deferred tax assets and liabilities are determined based on enacted tax rates in the respective jurisdictions in which the Group operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends payable are reported as a movement in shareholders’ equity in the period in which they are approved by the shareholders.

Earnings per share

Basic earnings per share are calculated by dividing the Group’s net profit by the weighted average number of shares outstanding during the year, excluding treasury shares. For diluted earnings per share, the weighted average number of shares outstanding is adjusted assuming conversion of all dilutive potential shares. Group net profit is also adjusted to reflect the net after-tax impact of conversion.

Use of estimates

The preparation of financial statements and related disclosures that conform to International Financial Reporting Standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Estimates are used in many areas, including accounting for bad debt provisions on accounts receivables, inventory obsolescence, depreciation, asset impairment, employee benefits, taxes, restructuring reserves, provisions and contingencies. Estimates and assumptions are reviewed periodically and the effects of any changes are reflected immediately in the income statement.

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EXHIBIT 33

RECONCILIATIONS REQUIRED BY IFRS 1

As required by IFRS 1, this note describes the polices adopted in preparing the IFRS opening consolidated balance sheet at January 1, 2004, the main differences in relation to the Italian GAAP used to prepare the consolidated financial statements until December 31, 2004, as well as the consequent reconciliations between the figures already published, prepared in accordance with Italian GAAP, and the corresponding figures remeasured in accordance with IFRS.

The 2004 restated IFRS consolidated balance sheet and income statement have been prepared in accordance with IFRS 1—First-time Adoption of IFRS. In particular, the IFRS applicable from January 1, 2005, as published as of December 31, 2004, have been adopted, including the following:

•	IAS 39—Financial Instruments: Recognition and Measurement in its entirety. In particular, the Group adopted derecognition requirements retrospectively from the date in which financial assets and financial liabilities had been derecognized under Italian GAAP.

•	IFRS 2—Share-based Payment, which was published by the IASB on February 19, 2004 and adopted by the European Commission on February 7, 2005.

FIRST-TIME ADOPTION OF IFRS

General principle

The Group applied the accounting standards in force at December 31, 2004 retrospectively to all periods presented, except for some exemptions adopted by the Group in accordance with IFRS 1, as described in the following paragraph.

These 2004 financial statements will constitute the comparative data published in the consolidated financial statements as of December 31, 2005, subject to any adjustments that may be necessary if any standards are revised or amended during 2005. It is noted that revised versions or interpretations of IFRS may be issued prior to publication of our full year 2005 consolidated financial statements, possibly with retroactive effects. If this happens, it will affect the 2004 restated IFRS consolidated balance sheet and income statement presented in this document.

The opening IFRS balance sheet at January 1, 2004 reflects the following differences as compared to the consolidated Italian GAAP balance sheet prepared at December 31, 2003 in accordance with Italian GAAP:

•	all assets and liabilities qualifying for recognition under IFRS, including assets and liabilities that were not recognized under Italian GAAP, have been recognized and measured in accordance with IFRS;

•	all assets and liabilities recognized under Italian GAAP that do not qualify for recognition under IFRS have been eliminated;

•	certain balance sheet items have been reclassified in accordance with IFRS.

The impact of these adjustments is recognized directly in opening equity at the date of transition to IFRS (January 1, 2004).

Optional exemptions adopted by the Group

Business combinations—The Group elected not to apply IFRS 3—Business Combinations retrospectively to the business combinations that occurred before the date of transition to IFRS.

Employee benefits—The Group elected to recognize all cumulative actuarial gains and losses that existed at January 1, 2004, even if it decided to use the corridor approach for later actuarial gains and losses.

Cumulative translation differences—The cumulative translation differences arising from the consolidation of foreign operations have been set at nil as at January 1, 2004; gains or losses on subsequent disposal of any foreign operation shall only include accumulated translation differences after January 1, 2004.

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EXHIBIT 15.1

Effects of transition to IFRS on the Consolidated Balance Sheet at January 1, 2004

(in millions of euros)	Italian GAAP	Reclassifications	Adjustments	IAS/IFRS
Intangible fixed assets	3,724		1,774	5,498	Intangible assets
- Goodwill	2,402			2,402	- Goodwill
- Intangible fixed assets	1,322		1,774	3,096	- Other intangible fixed assets
Property, plant and equipment	9,675	(945)	1,159	9,889	Property, plant and equipment
- Property, plant and equipment	8,761	(31)
- Operating leases	914	(914)
		31		31	Investment property
Financial fixed assets	3,950	70	(121)	3,899	Investment and other financial assets
Financial receivables held as fixed assets	29	(29)
		914	(50)	864	Leased products
Deferred tax assets	1,879		266	2,145	Deferred tax assets

Total Non-Current Assets	19,257	41	3,028	22,326	Non-current Assets

Net inventories	6,484		771	7,255	Inventories
Trade receivables	4,553	(682)	2,678	6,549	Trade receivables
		12,890	7,937	20,827	Receivables from financing activities
		430	892	1,322	Other financial assets
		32		32	Current equity investments
Other receivables	3,081	(148)	541	3,474	Other receivables
Financial assets not held as fixed assets	120	(120)
Financial lease contracts receivable	1,797	(1,797)
Financial receivables	10,750	(10,750)
			21	21	Assets held for sale
Securities	3,789	(3,274)	260	775	Marketable securities
Cash	3,211	3,214	420	6,845	Cash and cash equivalents

Total Current Assets	33,785	(205)	13,520	47,100	Current Assets

Trade accruals and deferrals	407		10	417	Accrued income and prepaid expenses
Financial accruals and deferrals	386	(386)

TOTAL ASSETS	53,835	(550)	16,558	69,843	TOTAL ASSETS

Stockholders’ equity	7,494		(934)	6,560	Stockholders’ Equity
				7,455	Provisions
Reserves for employee severance indemnities	1,313	1,503	1,224	4,040	- Employees benefits
Reserves for risks and charges	5,168	(1,550)	(203)	3,415	- Other provisions
Deferred income tax reserves	211	(211)

Long-term financial payables	15,418	6,501	14,790	36,709	Debt
				10,581	- Asset backed financing
				26,128	- Other debt

Total Non-Current Liabilities	22,110	6,243

		568	(223)	345	Other financial liabilities
Trade payables	12,588		(297)	12,291	Trade payables
Others payables	2,742		1,948	4,690	Other liabilities
Short-term financial payables	6,616	(6,616)
					Liabilities held for sale

Total Current Liabilities	21,946	(6,048)

			17,239	61,490	Total liabilities

		211	274	485	Deferred tax liabilities
Trade accruals and deferrals	1,329		(21)	1,308	Accrued expenses and deferred income
Financial accruals and deferrals	956	(956)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	53,835	(550)	16,558	69,843	TOTAL EQUITY AND LIABILITIES

Appendix—Transition to International Financial Reporting Standards (IFRS)	34

EXHIBIT 15.1

Effects of transition to IFRS on the Consolidated Balance Sheet at December 31, 2004

	Italian
(in millions of euros)	GAAP	Reclassification	Adjustments	IAS/IFRS
Intangible fixed assets	3,322		2,256	5,578	Intangible assets
- Goodwill	2,140		17	2,157	- Goodwill
- Intangible fixed assets	1,182		2,239	3,421	- Other intangible fixed assets
Property, plant and equipment	9,537	(874)	1,190	9,853	Property, plant and equipment
- Property, plant and equipment	8,709	(46)
- Operating leases	828	(828)
		46		46	Investment property
Financial fixed assets	3,779	86	160	4,025	Investment and other financial assets
Financial receivables held as fixed assets	19	(19)
		828	(88)	740	Leased products
Deferred tax assets	2,161		241	2,402	Deferred tax assets

Total Non-Current Assets	18,818	67	3,759	22,644	Non-current Assets

Net inventories	5,972		869	6,841	Inventories
Trade receivables	4,777	(755)	1,469	5,491	Trade receivables
		9,662	7,836	17,498	Receivables from financing activities
		599	252	851	Other financial assets
		33		33	Current equity investments
Other receivables	3,021	(508)	221	2,734	Other receivables
Financial assets not held as fixed assets	117	(117)
Financial lease contracts receivable	1,727	(1,727)
Financial receivables	7,151	(7,151)
			15	15	Assets held for sale
Securities	2,126	(1,991)	218	353	Marketable securities
Cash	3,164	1,896	707	5,767	Cash and cash equivalents
Total Current Assets	28,055	(59)	11,587	39,583	Current Assets
Trade accruals and deferrals	398		(103)	295	Accrued income and prepaid expenses
Financial accruals and deferrals	327	(327)

TOTAL ASSETS	47,598	(319)	15,243	62,522	TOTAL ASSETS

Stockholders’ equity	5,757		(829)	4,928	Stockholders’ Equity
			836	7,290	Provisions
Reserves for employee severance indemnities	1,286	1,432	964	3,682	- Employees benefits
Reserves for risks and charges	5,185	(1,449)	(128)	3,608	- Other provisions
Deferred income tax reserves	197	(197)

Long-term financial payables	8,933	9,611	13,647	32,191	Debt
				10,174	- Asset backed financing
				22,017	- Other debt

Total Non-Current Liabilities	15,601	9,397

		629	(426)	203	Other financial liabilities
Trade payables	11,955		(258)	11,697	Trade payables
Others payables	2,565		1,996	4,561	Other liabilities
Short-term financial payables	9,810	(9,810)
					Liabilities held for sale

Total Current Liabilities	24,330	(9,181)

			15,795	55,942	Total liabilities

		197	325	522	Deferred tax liabilities
Trade accruals and deferrals	1,178		(48)	1,130	Accrued expenses and deferred income
Financial accruals and deferrals	732	(732)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	47,598	(319)	15,243	62,522	TOTAL EQUITY AND LIABILITIES

Appendix—Transition to International Financial Reporting Standards (IFRS)	35

EXHIBIT 15.1

Reconciliation of Stockholders Equity

(in millions of euro)		January 1, 2004	December 31, 2004
Stockholders’ Equity under Italian Gaap		7,494	5,757

Development costs	A	1,876	2,320
Employee benefits	B	(1,247)	(1,089)
Business combinations	C	—	40
Revenue recognition—Sales with a buy-back commitment	D	(180)	(177)
Revenue recognition—Other	E	(296)	(375)
Scope of consolidation	F	(371)	(390)
Property, Plant and Equipment	G	(164)	(150)
Write-off of deferred costs	H	(134)	(115)
Impairment of assets	I	(169)	(282)
Reserves for risks and charges	L	(195)	(256)
Recognition and Measurement of Derivatives	M	450	145
Treasury stock	N	(32)	(26)
Adjustments on the valuation of investments in associates	P	(152)	(134)
Sales of receivables	Q	(69)	(24)
Other adjustments		(243)	(232)
Accounting for Deferred Income Taxes	R	(8)	(84)

Stockholders’ Equity under IAS/IFRS		6,560	4,928

Appendix—Transition to International Financial Reporting Standards (IFRS)	36

EXHIBIT 15.1

Details of the effects of transition to IFRS on the Consolidated Balance Sheet

The final section of this Appendix contains explanatory notes describing the main reconciling items between Italian GAAP and IFRS, which are cross referenced to the following detailed analysis by means of the letters associated with each line item.

Goodwill

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Business combinations—goodwill depreciation write down	C	—	159
Business combinations—restatement of CNH purchase accounting for deferred tax assets	C	—	-121
Business combinations—restatement of MMSE goodwill	C	—	-21

		—	17

Other intangible fixed assets

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Development costs	A	2,090	2,499
Write-off of deferred costs	H	-288	-218
Impairment of assets	I	—	-10
Recognition and measurement of derivatives—measurement of borrowings at amortised cost	M	-28	-32

		1,774	2,239

Property, plant and equipment

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
to Leased products—change in balance sheet format	-914	-828
to Investment property—change in balance sheet format	-31	-46

	(945)	(874)

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment	D	1,343	1,522
Revenue recognition—other—real estate transactions	E	80	49
Scope of consolidation	F	93	90
Property, plant and equipment—revaluations offsetting	G	-242	-236
Property, plant and equipment—land depreciation offsetting	G	85	89
Impairment of assets	I	-168	-244
Other adjustments		-32	-80

		1,159	1,190

Investment properties

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Property, plant and equipment—change in balance sheet format	31	46

	31	46

Appendix—Transition to International Financial Reporting Standards (IFRS)       |       37

EXHIBIT 15.1

Investment and other financial assets

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Financial assets not held as fixed assets—change in balance sheet format	56	58
from Treasury stock—change in balance sheet format	32	26
from Financial receivables held as fixed assets—change in balance sheet format	29	19
from Other provisions—reserve adjusting investments—change in balance sheet format	-47	-17

	70	86

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—other	E	292	342
Scope of consolidation	F	-327	-180
Recognition and measurement of derivatives—fair value measurement of investments and securities	M	55	160
Treasury stock	N	-32	-26
Adjustments on the valuation of investments in associates	P	-152	-135
Other adjustments		43	-1

		(121)	160

Leased products

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Operating leases—change in balance sheet format	914	828

	914	828

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment for intra-group transactions	D	-41	-83
Other adjustments		-9	-5

		(50)	(88)

Inventories

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment	D	266	279
Scope of consolidation	F	513	582
Recognition and measurement of derivatives	M	3	25
Other adjustments		-11	-17

		771	869

Appendix—Transition to International Financial Reporting Standards (IFRS)       |       38

EXHIBIT 15.1

Trade receivables

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
Reclassifications to receivables for financing activities of dealer financing free period	-682	-755

	(682)	(755)

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment	D	38	95
Scope of consolidation—SCDR	F	-924	-789
Sales of receivables	Q	3,563	2,130
Other adjustments		1	33

		2,678	1,469

Receivables from financing activities

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Financial receivables—change in balance sheet format	10,750	7,151
from Financial lease contracts receivables—change in balance sheet format	1,797	1,727
from Financial deferred income—measurement at amortised cost	-331	-198
to Other financial assets—change in balance sheet format	-261	-386
from Securities—change in balance sheet format	105	105
from Other receivables—guarantee deposits on securitization of dealer financing free period	148	508
Reclassifications from trade receivables of dealer financing free period	682	755

	12,890	9,662

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment	D	-194	-244
Revenue recognition—other	E	-100	-106
Scope of consolidation	F	2,140	1,111
Sales of receivables	Q	6,127	6,997
Other adjustments		-36	78

		7,937	7,836

Other financial assets

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Receivables from financing activities—change in balance sheet fromat—derivatives	261	386
from Financial accrued income—change in balance sheet format	201	224
from Financial deferred income	-32	-11

	430	599

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Scope of consolidation	F	15	25
Recognition and measurement of derivatives	M	864	232
Other adjustments		13	-5

		892	252

Appendix—Transition to International Financial Reporting Standards (IFRS)       |       39

EXHIBIT 15.1

Other receivables

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
to Receivables for financing activities—guarantee deposits on securitisations of dealer financing free period	-148	-508

	(148)	(508)

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Development costs	A	-208	-183
Revenue recognition—sales with a buy-back commitment	D	9	11
Revenue recognition—other real estate transactions	E	—	-110
Scope of consolidation	F	213	168
Write-off of deferred costs	H	26	18
Sales of receivables	Q	501	475
Other adjustments		—	-158

		541	221

Assets held for sale

Adjustments

(in millions of euro)	01.01.2004	12.31.2004
Assets held for sale reclassification	17	12
Other adjustments	4	3

	21	15

Marketable securities

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
to Cash and cash equivalents for liquid funds and highly liquid debt securities	-3,214	-1,896
to Receivables for financing activities—change in balance sheet format	-105	-105
from Financial accrued income—change in balance sheet format	45	10

	(3,274)	(1,991)

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Scope of consolidation—B.U.C.	F	231	210
Other adjustments		29	8

		260	218

Cash and cash equivalents

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Marketable securities for liquid funds and highly liquid debt securities	3,214	1,896

	3,214	1,896

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Scope of consolidation	F	30	135
Sales of receivables—securitizations’ vehicles liquidity	Q	390	572

		420	707

Appendix—Transition to International Financial Reporting Standards (IFRS)       |       40

EXHIBIT 15.1

Financial accrued income and prepaid expenses

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
to Debt to third parties—change in balance sheet format	-85	-52
to Marketable securities—change in balance sheet format	-45	-10
to Other financial liabilities—change in balance sheet format	-55	-41
to Other financial assets—change in balance sheet format	-201	-224

	(386)	(327)

Trade accruals and deferrals

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Employee benefits	B	2	-110
Other adjustments		8	7

		10	(103)

Employees benefits

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Reserve for employee pensions and similar obligations—change in balance sheet format	1,503	1,432

	1,503	1,432

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Employee benefits	B	1,224	964

		1,224	964

Other provisions

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
to Employees benefits—change in balance sheet format	-1,503	-1,432
to Investment and other financial assets, reserve adjusting investments—change in balance sheet format	-47	-17

	(1,550)	(1,449)

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment	D	-283	-279
Reserves for risks and charges—vehicle sales incentives	L	260	273
Reserves for risks and charges—other	L	-65	-20
Sales of receivables	Q	-51	-60
Other adjustments		-64	-42

		(203)	(128)

Appendix—Transition to International Financial Reporting Standards (IFRS)     |     41

EXHIBIT 15.1

Debt to third parties

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Financial accrued expenses—change in balance sheet format	123	93
from Financial prepaid expenses—change in balance sheet format	-85	-52
to Other financial liabilities—change in balance sheet format	-153	-240
from Short term financial payables—change in balance sheet format	6,616	9,810

	6,501	9,611

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—Other	E	673	697
Scope of consolidation	F	2,583	2,078
Recognition and measurement of derivatives	M	813	470
Sales of receivables	Q	10,581	10,174
Other adjustments		140	228

		14,790	13,647

Other financial liabilities

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
from Debt to third parties—change in balance sheet format—derivatives	153	240
from Financial accrued expenses—change in balance sheet format	470	430
from Financial prepaid expenses—change in balance sheet format	(55)	(41)

	568	629

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Recognition and measurement of derivatives	M	(257)	(217)
Other adjustments		34	(209)

		(223)	(426)

Trade payables

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Scope of consolidation	F	-284	-168
Other adjustments		-13	-90

		(297)	(258)

Other liabilities

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Revenue recognition—sales with a buy-back commitment	D	1,851	2,031
Scope of consolidation	F	42	47
Other adjustments		55	-82

		1,948	1,996

Appendix—Transition to International Financial Reporting Standards (IFRS)     |     42

EXHIBIT 15.1

Financial accrued expenses and deferred income

Reclassifications

(in millions of euro)	01.01.2004	12.31.2004
to Receivables from financing activities—measurement at amortised cost	-331	-198
to Other financial assets—change in balance sheet format—derivatives	-32	-11
to Other financial liabilities—change in balance sheet format—derivatives	-470	-430
to Debt to third parties—change in balance sheet format	-123	-93

	(956)	(732)

Trade accruals and deferrals

Adjustments

(in millions of euro)		01.01.2004	12.31.2004
Write-off of deferred costs	H	-35	-44
Other adjustments		14	-4

		(21)	(48)

Appendix—Transition to International Financial Reporting Standards (IFRS)     |     43

EXHIBIT 15.1

Effects of transition to IFRS on the Consolidated Income Statement for the period ended March 31, 2004

	Italian
(in millions of euro)	GAAP	Reclassifications	Adjustments	IAS/IFRS
	unaudited
Net revenues	11,176	—	(152)	11,024	Net revenues
Cost of sales	9,621	45	(228)	9,438	Cost of sales
Gross operating result	1,555	—
Overhead	1,149	(16)	(1)	1,132	Selling, general and administrative expenses
Research and development	417	—	(74)	343	Research and development
Other operating income (expenses)	(147)	15	45	(87)	Other income (expenses)
Operating result	(158)	(14)	196	24	Trading Profit
		92	(5)	87	Gain (loss) on the disposal of equity investments
		48	(8)	40	Restructuring cost
				—	Other unusual income (expenses)
		30	199	71	Operating Result
		61	(436)	(375)	Financial income (expenses)
Result of Equity Investments	6	—	31	37	Result of equity investments
Non-operating income (expenses)	45	(45)
EBIT	(107)	—
Financial income (expenses)	46	(46)
Income (loss) before taxes	(61)	—	(206)	(267)	Income (Loss) Before Taxes
Income taxes	151	—	(26)	125	Income taxes
Net result of normal operations	(212)	—	(180)	(392)	Results from Continued Operations
Result of intersegment equity investments					Result from discontinued operations
Net result before minority interest	(212)	—	(180)	(392)	Income (Loss) of the Year

Effects of transition to IFRS on the Consolidated Income Statement for the year ended December 31, 2004

	Italian
(in millions of euro)	GAAP	Reclassifications	Adjustments	IAS/IFRS
Net revenues	46,703	—	(1,066)	45,637	Net revenues
Cost of sales	39,623	265	(1,177)	38,711	Cost of sales
Gross operating result	7,080	—
Overhead	4,629	(48)	21	4,602	Selling, general and administrative expenses
Research and development	1,810	—	(461)	1,349	Research and development
Other operating income (expenses)	(619)	(164)	(142)	(925)	Other income (expenses)
Operating result	22	(381)	409	50	Trading Profit
		154	(4)	150	Gain (loss) on the disposal of equity investments
		496	46	542	Restructuring costs
		(243)	—	(243)	Other unusual income (expenses)
		(966)	359	(585)	Operating Income
		(641)	(538)	(1,179)	Financial income (expenses)
Result of Equity Investments	8	—	127	135	Result of equity investments
Non-operating income (expenses)	(863)	863
EBIT	(833)	—
Financial income (expenses)	(744)	744
Income (loss) before taxes	(1,577)	—	(52)	(1,629)	Income (Loss) Before Taxes
Income taxes	(29)		(21)	(50)	Income taxes
Net result of normal operations	(1,548)	—	(31)	(1,579)	Results from Continuing Operations
Result of intersegment equity investments					Result from discontinuing operations
Net result before minority interest	(1,548)	—	(31)	(1,579)	Income (Loss) of the Year

Appendix—Transition to International Financial Reporting Standards (IFRS)  |  44

EXHIBIT 15.1

Reconciliation of the Net Result

(in millions of euro)		1st quarter 2004	2004
		unaudited
Net Result under Italian Gaap		(212)	(1,548)

Development costs	A	66	436
Employee benefits	B	43	94
Business combinations	C	43	53
Revenue recognition—Sales with a buy-back commitment	D	7	1
Revenue recognition—Other	E	0	(20)
Scope of consolidation	F	1	3
Property, Plant and Equipment	G	2	14
Write-off of deferred costs	H	5	19
Impairment of assets	I	0	(114)
Reserves for risks and charges	L	27	(67)
Recognition and Measurement of Derivatives	M	(401)	(454)
Treasury stock	N	—	—
Adjustments on the valuation of investments in associates	P	(4)	(15)
Sales of receivables	Q	33	(4)
Other adjustments		(27)	2
Accounting for Deferred Income Taxes	R	25	21

Net Result under IAS/IFRS		(392)	(1,579)

Appendix—Transition to International Financial Reporting Standards (IFRS)  |  45

EXHIBIT 15.1

Details of the effects of transition to IFRS on the Consolidated Income Statement

The final section of this Appendix contains explanatory notes describing the main reconciling items between Italian GAAP and IFRS, which are cross referenced to the following detailed analysis by means of the letters associated with each line item.

Net revenues

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Revenue recognition—sales with a buy-back commitment	D	-326	-1,103
Scope of consolidation	F	30	16
Reserve for risks and charges—vehicle sales incentives	L	20	-10
Sales of receivables	Q	62	187
Other adjustments		62	-156

		(152)	(1,066)

Cost of sales

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
from Financial income (expenses) for renting companies included in Financial Services	11	36
from Selling, general and administrative expenses—change in Income Statement format	16	48
from Other income (expenses)—change in Income Statement format	14	114
to Financial income (expenses) for interest costs on defined benefit plans	-31	-127
to Financial income (expenses) interest compensation to financial services on dealer free period	35	194

	45	265

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Revenue recognition—sales with a buy-back commitment	D	-294	-1,090
Employee benefits	B	-21	-37
Impairment of assets	I	-10	-35
Other Adjustments		97	-15

		(228)	(1,177)

Selling, general and administrative expenses

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
from Cost of sales—change in Income Statement format	-16	-48

	(16)	(48)

Research and development

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Development costs	A	-74	-461

		(74)	(461)

Appendix—Transition to International Financial Reporting Standards (IFRS)  |  46

EXHIBIT 15.1

Other income (expenses)

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
to Cost of sales—change in Income Statement format	14	114
to Restructuring costs—change in Income Statement format	48	508
from Non-operating income (expenses)—change in Income Statement format	-47	-1,017
to Other Unusual Income (Expenses)—change in Income Statement format	—	231

	15	-164

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Business combinations—goodwill depreciation write down	C	43	174
Business combinations—purchase accounting CNH	C	—	-121
Employee benefits	B	17	72
Impairment of assets	I	—	-148
Scope of consolidation	F	-64	-114
Other Adjustments		49	-5

		45	(142)

Gain (loss) on the disposal of equity investments

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
from Non-operating income (expenses)—change in Income Statement format	92	154

	92	154

Restructuring costs

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
from Other income (expenses)—change in Income Statement format	48	508
to Other unusual income (expenses)—change in Income Statement format	—	-12

	48	496

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Reserves for risks and charges—restructuring	L	-8	46

		(8)	46

Other unusual income (expenses)

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
from Non-operating income (expenses)—change in Income Statement format	—	-231
from Restructuring costs—change in Income Statement format	—	-12

	—	(243)

Appendix—Transition to International Financial Reporting Standards (IFRS)  |  47

EXHIBIT 15.1

Financial income (expenses)

Reclassifications

(in millions of euro)	1° quarter 2004	2004
	unaudited
to Cost of sales for renting companies included in Financial Services	11	36
from Cost of sales for interest costs on defined benefit plans	-31	-127
from Cost of sales—interest compensation to financial services on dealer free period	35	194
from Financial income (expenses)—change in Income Statement format	46	-744

	61	(641)

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Recognition and measurement of derivatives—Equity Swap	M	-445	-445
Other adjustments		9	-93

		(436)	(538)

Result of equity investments

Adjustments

(in millions of euro)		1° quarter 2004	2004
		unaudited
Adjustments on the valuation of investments in associates	P	22	87
Other Adjustments		9	40

		31	127

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EXHIBIT 15.1

DESCRIPTION OF MAIN DIFFERENCES BETWEEN ITALIAN GAAP AND IFRS

The following paragraphs provide a description of the main differences between Italian GAAP and IFRS that have had effects on Fiat’s consolidated balance sheet and income statement. Amounts are shown pre-tax and the related tax effects are separately summarized in the item “Accounting for deferred income taxes”.

A. Development costs

Under Italian GAAP applied research and development costs may alternatively be capitalized or charged to operations when incurred. Fiat Group has mainly expensed R&D costs when incurred. IAS 38—Intangible Assets requires that research costs be expensed, whereas development costs that meet the criteria for capitalization must be capitalized and then amortized from the start of production over the economic life of the related products.

Under IFRS, the Group has capitalized development costs in the Automobile, Ferrari-Maserati, Agricultural and Construction Equipment, Commercial Vehicle and Components Sectors, using the retrospective approach in compliance with IFRS 1.

The positive impact of 1,876 million euros on the opening IFRS stockholders’ equity at January 1, 2004, corresponds to the cumulative amount of qualifying development expenditures incurred in prior years by the Group, net of accumulated amortization. Consistently, intangible assets shows an increase of 2,090 million euros and of 2,499 million euros at January 1, 2004 and at December 31, 2004, respectively.

The 2004 net result was positively impacted by 66 million euros in the first quarter and by 436 million euros in the year, reflecting the combined effect of the capitalization of development costs incurred in the period that had been expensed under Italian GAAP, and the amortization of the amount that had been capitalized in the opening IFRS balance sheet at January 1, 2004. This positive impact has been accounted for in Research and development costs.

In accordance with IAS 36—Impairment of Assets, development costs capitalized as intangible assets shall be tested for impairment and an impairment loss shall be recognized if the recoverable amount of an asset is less than its carrying amount, as further described in the paragraph “Impairment of assets”.

B. Employee benefits

The Group sponsors funded and unfunded defined benefit pension plans, as well as other long term benefits to employees.

Under Italian GAAP, these benefits, with the exception of the Reserve for Employee Severance Indemnities (“TFR”) that is accounted for in compliance with a specific Italian law, are mainly recorded in accordance with IAS 19—Employee Benefits, applying the corridor approach, which consists of amortizing over the remaining service lives of active employees only the portion of net cumulative actuarial gains and losses that exceeds the greater of 10% of either the defined benefit obligation or the fair value of the plan assets, while the portion included in the 10% remains unrecognized.

With the adoption of IFRS, TFR is considered a defined benefit obligation to be accounted for in accordance with IAS 19 and consequently has been recalculated applying the Projected Unit Credit Method.

Furthermore, as mentioned in the paragraph “Optional exemptions”, the Group elected to recognize all cumulative actuarial gains and losses that existed at January 1, 2004, with a negative impact on opening stockholders’ equity of 1,247 million euros.

Consequently, pension and other post-employment benefit costs recorded in the 2004 IFRS income statement do not include any amortization of unrecognized actuarial gains and losses in previous years in the IFRS financial statements applying the corridor approach and recognized in 2004 income statement under Italian GAAP, resulting in a 94 million euros benefit.

The Group decided to use the corridor approach for actuarial gains and losses that will arise after January 1, 2004.

Furthermore, the Group elected to state the expense related to the reversal of discounting on defined benefit plans without plan assets separately as financial expenses, with a corresponding increase on financial expenses of 31 million euros and of 127 million euros in 2004 first quarter and in 2004, respectively.

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EXHIBIT 15.1

C. Business combinations

As mentioned above, the Group elected not to apply IFRS 3—Business Combinations retrospectively to the business combinations that occurred before the date of transition to IFRS.

As prescribed in IFRS 3, starting from January 1, 2004, the IFRS income statement no longer includes goodwill amortization charges, resulting a positive impact on Other operating income and expense of 174 million euros in the 2004 and of 43 million euros in 2004 first quarter.

D. Revenue recognition—Sales with a buy-back commitment

Under Italian GAAP, the Group recognizes revenues from sales of products at the time title passes to the customer, which is generally at the time of shipment. For contracts for vehicle sales with a buy-back commitment at a specified price, a specific reserve for future risks and charges is set aside based on the difference between the guaranteed residual value and the estimated realizable value of vehicles, taking into account the probability that such option will be exercised. This reserve is set up at the time of the initial sale and adjusted periodically over the period of the contract. The costs of refurbishing the vehicles, to be incurred when the buy-back option is exercised, are reasonably estimated and accrued at the time of the initial sale.

Under IAS 18—Revenue, new vehicle sales with a buy-back commitment do not meet criteria for revenue recognition, because the significant risks and rewards of ownership of the goods are not necessarily transferred to the buyer. Consequently, this kind of contract is treated in a manner similar to an operating lease transaction. More specifically, the vehicles sold with a buy-back commitment expiring within 12 months are treated as assets in inventory; when the term falls beyond 12 months from the initial sale, they are treated as fixed assets in Property, Plant and Equipment. The difference between the carrying value (corresponding to the manufacturing cost) and the estimated resale value (net of refurbishing costs) at the end of the buy-back period, is depreciated on a straight-line basis over the duration of the contract. The initial sale price received is accounted for as a liability. The difference between the initial sale price and the buy-back price is recognized as rental revenue on a straight-line basis over the duration of the contract.

The opening IFRS stockholders’ equity at January 1, 2004 includes a negative impact of 180 million euros, mainly represented by the portion of the margin accounted for under Italian GAAP on vehicles sold with a buy-back commitment prior to January 1, 2004, that will be recognized under IFRS over the remaining buy-back period, net of the effects due to the adjustments to the provisions for vehicle sales with a buy-back commitment, accounted for under Italian GAAP.

The above mentioned accounting treatment results in increases in the tangible assets reported in the IFRS balance sheet (1,343 million euros at January 1, 2004 and 1,522 million euros at December 31, 2004), in inventory (266 million euros at January 1, 2004 and 279 million euros at December 31, 2004), in advances from customers (equal to the operating lease rentals prepaid at the date of initial sale and recognized in the item Other liabilities), as well as in Trade payables, for the amount of buy-back price, payable to the customer when the vehicle is bought back. In the income statement, a significant impact is generated on revenues (reduced by 326 million euros in the 2004 first quarter and by 1,103 million euros in the 2004) and on cost of sales (reduced by 294 million euros in the 2004 first quarter and by 1,090 million euros in the 2004), while a no significant impact is generated on the net operating result; furthermore, the amount of these impacts in future years will depend on changes in volume and characteristics of these contracts year-over-year. Notwithstanding this, these changes are not expected to have particularly significant impacts on Group reported earnings, also in the next years.

E. Revenue recognition—Other

Under Italian GAAP recognition of disposals is based primarily on legal and contractual form (transfer of legal title).

Under IFRS, when risks and rewards are not substantially transferred to the buyer and the seller maintains a continuous involvement in the operations or assets being sold, the transaction is not recognized as a sale.

Consequently, some disposal transactions, such as the disposal of a 14% interest in Italenergia Bis and some minor real estate transactions, have been reversed retrospectively: the related asset has been recognized in the IFRS balance sheet, the initial gain recorded under Italian GAAP has been reversed and the cash received at the moment of the sale has been accounted for as a financial liability.

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EXHIBIT 15.1

In particular, in 2001 the Company acquired a 38.6% shareholding in Italenergia S.p.A., now Italenergia Bis (“Italenergia”), a company formed between Fiat, Electricité de France (“EDF”) and certain financial investors for the purpose of acquiring control of the Montedison—Edison (“Edison”) group through tender offers. Italenergia assumed effective control of Edison at the end of the third quarter of that year and consolidated Edison from October 1, 2001. In 2002 the shareholders of Italenergia entered into agreements which resulted, among other things, in the transfer of a 14% interest in Italenergia from Fiat to other shareholders (with a put option that would require Fiat to repurchase the shares transferred in certain circumstances) and the assignment to Fiat of a put option to sell its shares in Italenergia to EDF in 2005, based on market values at that date, but subject to a contractually agreed minimum price in excess of book value.

Under Italian GAAP, Fiat accounted for its investments in Italenergia under the equity method, based on a 38.6% shareholding through September 30, 2002 and a 24.6% shareholding from October 1, 2002; in addition it recorded a gain of 189 million euros before taxes on the sale of its 14% interest in the investee to other shareholders effective September 30, 2002.

Under IFRS, the transfer of the 14% interest in Italenergia to the other shareholders is not considered to meet the requirements for revenue recognition set out in IAS 18, mainly due to the existence of the put options granted to the transferees and de facto constraints on the transferees’ ability to pledge or exchange the transferred assets in the period from the sale through 2005. Accordingly, the gain recorded in 2002 for the sale under Italian GAAP has been reversed, and the results of applying the equity method of accounting to the investment in Italenergia have been recomputed to reflect a 38.6% interest in the net results and stockholders’ equity of the investee, as adjusted for the differences between Italian GAAP and IFRS applicable to Italenergia.

This adjustment decreased the stockholders’ equity at January 1, 2004 and at December 31, 2004 for an amount of 153 million euros and 237 million euros, respectively. Furthermore this adjustment increased the investment for an amount of 291 million euros at January 1, 2004 and of 341 million euros at December 31, 2004 and the financial debts for an amount of 572 million euros at January 1, 2004 and of 593 million euros at December 31, 2004, as a consequence of the non-recognition of the transfer of the 14% interest in Italenergia.

F. Scope of consolidation

Under Italian GAAP, the subsidiary BUC - Banca Unione di Credito, as required by law, was excluded from the scope of consolidation as it has dissimilar activities and was accounted for using the equity method.

IFRS do not allow this kind of exclusion: consequently, BUC is included in the IFRS scope of consolidation.

Furthermore, under Italian GAAP investments that are not controlled on a legal basis or a de facto basis determined considering voting rights are excluded from the scope of consolidation.

Under IFRS, in accordance with SIC 12—Consolidation—Special Purpose Entities, a Special Purpose Entity (“SPE”) shall be consolidated when the substance of the relationship between an entity and the SPE indicates that the SPE is controlled by that entity.

This standard has been applied to all receivables securitization transactions entered by the Group (see the paragraph “Sales of receivables” below), to a real estate securitization transaction entered into in 1998 and to the sale of Fiat Auto Spare Parts business to “Società di Commercializzazione e Distribuzione Ricambi S.p.A” (“SCDR”) in 2001.

In particular, in 1998 the Group entered in a real estate securitization and, under Italian GAAP, the related revenue was recognized at the date of the legal transfer of the assets involved. In the IFRS balance sheet at January 1, 2004 these assets have been written back at their historical cost, net of revaluations accounted before the sale, if any. Cash received at the time of the transaction has been accounted for in financial debt for an amount of 188 million euros at January 1, 2004.

The IFRS stockholders’ equity at January 1, 2004 was negatively impacted for 105 million euros by the cumulative effect of the reversal of the capital gain on the initial disposal and of the revaluation previously recognized under Italian GAAP, net of the related effect of asset depreciation, as well as the recognition of financial charges on related debt, net of the reversal of rental fees paid, if any. The impact on 2004 net result is not material.

Furthermore, in 2001 the Group participated with a specialist logistics operator and other financial investors in the formation of “Società di Commercializzazione e Distribuzione Ricambi S.p.A” (“SCDR”), a company whose principal activity is the purchase of spare parts from Fiat Auto for resale to end customers. At that date Fiat Auto and its subsidiaries sold their spare

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EXHIBIT 15.1

parts inventory to SCDR recording a gain of 300 million euros. The Group’s investment in SCDR represents 19% of SCDR’s stock capital and is accounted for under the equity method for Italian GAAP.

Under IFRS, SCDR qualifies as a Special Purposes Entity (SPE) as defined by SIC 12 due to the continuing involvement of Fiat Auto in SCDR operations. Consequently, SCDR has been consolidated on a line by line basis in the IFRS financial statements, with a consequent increase in financial debt of 237 million euros and of 471 million euros at January 1, 2004 and at December 31, 2004, respectively. Opening stockholders’ equity at January 1, 2004 was reduced by 266 million euros by the amount corresponding to the unrealized intercompany profit in inventory held by SCDR on that date; this amount did not change significantly at the end of 2004.

G. Property, Plant and Equipment

Under Italian GAAP and IFRS, assets included in Property, Plant and Equipment are usually recorded at cost, corresponding to the purchase price plus the direct attributable cost of bringing the assets up to their working condition.

Under Italian GAAP, Fiat revalued certain Property, Plant and Equipment to amounts in excess of historical cost, as permitted or required by specific laws of the countries in which the assets were located. These revaluations were credited to stockholders’ equity and the revalued assets were depreciated over their remaining useful lives.

Furthermore, under Italian GAAP, the land directly related to buildings included in Property, Plant and Equipment is depreciated together with the related building depreciation.

The revaluations and land depreciation are not allowed under IFRS. Therefore IFRS stockholders’ equity at January 1, 2004 reflects a negative impact of 164 million euros, related to the effect of the elimination of the asset revaluation recognized in the balance sheet, partially offset by the reversal of the land depreciation charged to prior period income statements.

In the 2004 IFRS income statement, the abovementioned adjustments have had a positive impact of 2 million euros and of 14 million euros in the 2004 first quarter and in the 2004, respectively due to the reversal of the depreciation on revalued assets, net of adjustments on gains and losses, if any, on disposal of related assets, and to the reversal of lands depreciation.

H. Write-off of deferred costs

Under Italian GAAP, the Group defers and amortizes certain costs (mainly start-up and related charges). IFRS require these to be expensed when incurred.

In addition, costs incurred in connection with share capital increases, which are also deferred and amortized under Italian GAAP, are deducted directly from the proceeds of the increase and debited to stockholders’ equity under IFRS.

I. Impairment of assets

Under Italian GAAP, the Group tests its intangible assets with indefinite useful lives (mainly goodwill) for impairment annually by comparing their carrying amount with their recoverable amount in terms of the value in use of the asset itself (or group of assets). In determining the value in use the Group estimates the future cash inflows and outflows of the asset (or group of assets) to be derived from the continuing use of the asset and from its ultimate disposal, and discounts those future cash flows. If the recoverable amount is lower than the carrying value, an impairment loss is recognized for the difference.

With reference to tangible fixed assets, under Italian GAAP the Group accounts for specific write-offs when the asset will no longer be used. Furthermore, in presence of impairment indicators, the Group tests for impairment tangible fixed assets, using the undiscounted cash flow method in determining the recoverable amount of homogeneous group of assets. If the recoverable amount thus determined is lower than the carrying value, an impairment loss is recognized for the difference.

Under IFRS, intangible assets with indefinite useful lives are tested for impairment by a methodology substantially similar to the one required by Italian GAAP. Furthermore, development costs, capitalized under IFRS and expensed under Italian GAAP, are attributed to related cash generating unit and tested for impairment together with the related tangible fixed assets, applying the discounted cash flow method in determining their recoverable amount.

Consequently, the reconciliation between Italian GAAP and IFRS reflects adjustments due to both impairment losses on development costs previously capitalized for IFRS purposes, and the effect of discounting on the determination of the recoverable amount of tangible fixed assets.

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EXHIBIT 15.1

L. Reserves for risks and charges

Differences between Italian GAAP and IFRS refer mainly to the following items:

•	Restructuring reserve: the Group provides restructuring reserves based upon management’s best estimate of the costs to be incurred in connection with each of its restructuring programs at the time such programs are formally decided. Under IFRS the requirements to recognize a constructive obligation in the financial statements are more restrictive, and some restructuring reserve recorded under Italian GAAP have been reversed.

•	Reserve for vehicle sales incentives: under Italian GAAP Fiat Auto accounts for certain incentives at the time at which a legal obligation to pay the incentives arises, which may occur in periods subsequent to that in which the initial sale to the dealer network is made. Under IAS 37 companies are required to make provision not only for legal, but also for constructive obligations based on an established pattern of past practice. In the context of the IFRS restatement exercise, Fiat has reviewed its practice in the area of vehicle sales incentives and has determined that for certain forms of incentives a constructive obligation exists which should be provided under IFRS at the date of sale.

M. Recognition and Measurement of Derivatives

Beginning in 2001 the Fiat Group adopted—to the extent that it is consistent and not in contrast with general principles set forth in the Italian law governing financial statements—IAS 39 Financial Instruments: Recognition and Measurement. In particular, taking into account the restrictions under Italian law, the Group maintained that IAS 39 was applicable only in part and only in reference to the designation of derivative financial instruments as “hedging” or “non-hedging instruments” and with respect to the symmetrical accounting of the result of the valuation of the hedging instruments and the result attributable to the hedged items (“hedge accounting”). The transactions which, according to the Group’s policy for risk management, are able to meet the conditions stated by the accounting principle for hedge accounting treatment, are designated as hedging transactions; the others, although set up for the purpose of managing risk exposure (inasmuch as the Group’s policy does not permit speculative transactions), have been designated as “trading”.

Main differences between Italian GAAP and IFRS may be summarized as follows:

•	Instruments designated as “hedging instruments”—under Italian GAAP, the instrument is valued symmetrically with the underlying hedged item. Therefore, where the hedged item has not been adjusted to fair value in the financial statements, the hedging instrument has also not been adjusted. Similarly, where the hedged item has not yet been recorded in the financial statements (hedging of future flows), the valuation of the hedging instrument at fair value is deferred.

Under IFRS:

—	In the case of a fair value hedge, the gain or loss from remeasuring the hedging instrument at fair value shall be recognized in the income statement and the gain or loss on hedged item attributable to the hedge risk shall adjust the carrying amount of the hedged item and be recognized in the income statement. Consequently, no impact arises on net income (except for the ineffective portion of the hedge, if any) and on net equity, while adjustments impact the carrying values of hedging instruments and hedged items.

—	In the case of a cash flow hedge (hedging of future flows), the portion of gain or loss on the hedging instrument that is determined to be an effective hedge shall be recognized directly in equity through the statement of changes in equity; the ineffective portion of the gain or loss shall be recognized in the income statement. Consequently, with reference to the effective portion, only a difference on net equity arises between Italian GAAP and IFRS.

•	Instruments designated as “non-hedging instruments"(except for foreign currency derivative instruments)—under Italian GAAP, these instruments are valued at market value and the differential, if negative compared to the contractual value, is recorded in the income statement, in accordance with concept of prudence. Under IAS 39 also the positive differential should also be recorded on the other hand. With reference to foreign currency derivative instruments, instead, the accounting treatment adopted under Italian GAAP is in compliance with IAS 39.

In this context, as mentioned in the Italian GAAP consolidated financial statements as of December 31, 2003, Fiat was party to a Total Return Equity Swap contract on General Motors shares, in order to hedge the risk implicit in the Exchangeable Bond on General Motors shares. This swap, despite being entered into for hedging purposes, could not be treated in hedge accounting and accordingly was defined as non-hedging instrument. Consequently, the positive fair

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EXHIBIT 15.1

value of the instrument as of December 31, 2003, amounting to 450 million euros, had not been recorded under Italian GAAP. During 2004, Fiat closed the contract, realizing a gain of 300 million euros.

In the IFRS restatement, the above mentioned positive fair value at December 31, 2003 has been recognized in opening equity, while, following the unwinding of the swap, a negative adjustment of the same amount has been recorded in the 2004 income statement.

N. Treasury stock

In accordance with Italian GAAP, the Group accounts for treasury stock as an asset and records related valuation adjustments and gains or losses on disposal in the consolidated statements of operations.

Under IFRS, treasury stock is deducted from stockholders’ equity and all movements in treasury stock are recorded in stockholders’ equity rather than in the income statement.

O. Stock options

Under Italian GAAP, with reference to share-based payment transactions, no obligations or compensation expenses are recognized.

In accordance with IFRS 2—Share-based Payment, the full amount fair value of stock options on the date of grant must be expensed. Changes in fair value after the grant date have no impact on the initial measurement. The compensation expense corresponding to the options’ fair value is recognized in payroll costs on a straight-line basis over the period from the grant date to the vesting date, with the offsetting credit recognized directly in equity.

It should be mentioned that the Group applied the transitional provision stated by IFRS 2 and therefore applied this standard to all stock options granted after November 7, 2002 and not yet vested at the effective date of IFRS 2 (January 1, 2005). No compensation expense is required to be recognized for stock options granted prior to November 7, 2002, in accordance with transitional provision of IFRS 2.

The application of IFRS is not expected to have a material impact on reported earnings 2004 or opening shareholders’ equity at January 1, 2004.

P. Adjustments on the valuation of investments in associates

These adjustments represent the effect of the IFRS adjustments on the Group portion of the net equity of associates accounted for using the equity method.

Q. Sales of receivables

The Fiat Group sells a significant part of its finance, trade and tax receivables through either securitization programs or factoring transactions.

A securitization transaction entails the sale without recourse of a portfolio of receivables to a securitization vehicle. This special purpose entity finances the purchase of the receivables by issuing asset-backed securities (i.e. securities whose repayment and interest flow depend upon the cash flow generated by the portfolio). Asset-backed securities are divided into classes according to their degree of seniority and rating: the most senior classes are placed with investors on the market; the junior class, whose repayment is subordinated to the senior classes, is normally subscribed for by the seller. The residual interest in the receivables retained by the seller is therefore limited to the junior securities it has subscribed for.

Factoring transactions may be with or without recourse on the seller; certain factoring agreements without recourse include deferred purchase price clauses (i.e. the payment of a minority portion of the purchase price is conditional upon the full collection of the receivables), require a first loss guarantee of the seller up to a limited amount or imply a continuing significant exposure to the receivables cash flow.

According to Italian GAAP, all receivables sold through either securitization or factoring transactions (both with and without recourse) have been derecognized. Furthermore, with specific reference to the securitization of retail loans and leases originated by the financial services companies, the net present value of the interest flow implicit in the installments, net of related costs, has been recognized in the income statement.

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EXHIBIT 15.1

Under IFRS:

•	As mentioned above, SIC 12 Special Purpose Entities stated that an SPE shall be consolidated when the substance of the relationship between the entity and the SPE indicates that the SPE is controlled by that entity: therefore all securitization transactions have been reversed, because the subscription of the junior asset-backed securities by the seller entails its control in substance over the SPE.

•	IAS 39 allows for the derecognition of a financial asset when, and only when, the risks and rewards of the ownership of the assets are substantially transferred: consequently, all portfolios sold with recourse, and the majority of those sold without recourse, since risks and rewards have not been substantially transferred, have been reinstated in the IFRS balance sheet.

The impact of such adjustments on the stockholders’ equity and on the net income is not material. In particular, it refers mainly to the reversal of the gains on relating securitization transactions of financial service companies’ retail portfolio of receivables, realized under Italian GAAP and not yet realized under IFRS.

With regards financial structure, the reinstatement in balance sheet of receivables and payables involved in these sales transactions causes a significant increase on trade and financial receivables and on financial debts balances, and a worsening in net debt. In particular, in consequence of these reinstatements the trade receivables are increased of 3,563 million euros and of 2,130 euros at January 1, 2004 and at December 31, 2004, respectively; at the same report dates, financial receivables are increased of 6,127 million euros and of 6,997 euros, and financial debts have increased of 10,581 million euros and of 10,174 million euros, respectively.

R. Accounting for Deferred Income Taxes

This adjustment includes the combined effect of the net deferred tax effects, after allowance, on the above mentioned IFRS adjustments, as well as other minor differences between Italian GAAP and IFRS on the recognition of tax assets and liabilities.

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